Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR JUNE

Dallas, Texas, June 5, 2013 – U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.24428 per unit, payable on June 28, 2013, to unit holders of record on June 17, 2013. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.

This distribution reflects primarily the oil production for March 2013 and the gas production for February 2013. Preliminary production volumes are approximately 27,379 barrels of oil and 498,675 Mcf of gas. Preliminary prices are approximately $90.33 per barrel of oil and $3.56 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	27,379	498,675	$90.33	$3.56
Prior Month	39,065	708,645	$88.53	$3.50

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of May, approximately $249,000 of revenue received will be posted in the following month of June in addition to normal receipts during June. Since the close of business in May and prior to this press release, approximately $2,037,000 in revenue has been received.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth
Toll Free – 800.365.6541